EXHIBIT 10.29

              CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE


      THIS CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the "Settlement Agreement") is entered into this November 17, 2005 (the "Effective Date") by and between Advanced BioPhotonics Inc., having its principal office at 125 Wilbur Place, Suite 120, Bohemia, New York (the "Company") and Trilogy Capital Partners, Inc., having its principal office at 11726 San Vicente, Suite 235, Los Angeles, California ("Trilogy").

                                   I. RECITALS

A. WHEREAS, on or about June 22, 2005, the Company entered into a Confidential Non-Disclosure and Non-Circumvention Agreement with Trilogy (the "CNA");

B. WHEREAS, on or about July 14, 2005, the Company entered into a Consulting Agreement with Trilogy (the "CA");

C. WHEREAS, on or about July 25, 2005, the Company entered into a Finder's Fee Agreement (the "FFA") with Trilogy;

D. WHEREAS, on or about September 14, 2005, the Company entered into a Letter of Engagement with Trilogy (the "LOE");

E. WHEREAS, on or about September 14, 2005, pursuant to the LOE the Company issued Two Million Four Hundred Thousand (2,400,000) warrants to Trilogy (the "Warrants");

F. WHEREAS, on November 14, 2005, the Company entered into a Securities Purchase Agreement with The NIR Group securing Four Million Dollars ($4,000,000) in financing in the form of an 8% Callable Secured Convertible Note (the "NIR Financing"); and

G. WHEREAS, the parties desire to terminate the LOE, the CNA, the FFA, the CA and the Warrants, to settle, pursuant to the terms and conditions set forth herein below, all claims between them in any way related to the CNA, the FFA, the LOE, the CA or issuance of the Warrants, the relationship between the parties, any claim to commissions, finder's fees or other monetary consideration and wish to terminate any relationship which may have existed between the parties.

                                  II. AGREEMENT

NOW, THEREFORE, the parties mutually agree as follows:

1.    Consideration. The Company shall:

      A. Execute and deliver a check made payable to Trilogy Capital Partners, Inc. representing three percent (3%) of the gross proceeds of the NIR Financing, payable in installments, as the funds are transferred to the Company;


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      B.  Execute  and deliver to Trilogy a signed  original of this  Settlement
Agreement;

      C. Accept return by Trilogy of the Warrants;

      D.  Concurrently with its execution of this Settlement  Agreement,  pay to
Trilogy: (i) $1,664.04 to reimburse Trilogy for third party marketing costs advanced by Trilogy pursuant to the LOE; and (ii) $6,250 for fees under the LOE from the period October 14, 2005 through November 1, 2005; and

      E. Agree to the termination of all prior agreements and understandings between Trilogy and the Company, pursuant to Section 4 of this Settlement Agreement.

2.    Consideration. Trilogy shall:

      A. Execute and deliver to the Company a signed original of this Settlement Agreement;

      B. Accept the aforementioned payment in Section 1.A as the sole monetary consideration for the execution of this Settlement Agreement and the release herein, such payment shall be in accordance to the terms set forth in Section 1.A;

      C. Return and  relinquish  all right,  title and interest to the Warrants;
and

      D. Agree to the termination of all prior agreements and understandings between Trilogy and the Company, pursuant to Section 4 of this Settlement Agreement.

3.    Mutual Release of Claims.

      A. Conditioned upon receipt of the consideration set forth in Section 1 hereof, Trilogy, on behalf of itself and on behalf of its affiliates, subsidiaries, officers, directors, agents, representatives, successors and assigns, hereby releases and forever discharges the Company and its past and present affiliates, subsidiaries, officers, directors, agents, successors and assigns (the "Trilogy Released Parties"), from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which Trilogy has, had or claims to have against any or all of the Trilogy Released Parties, including but not limited to any and all claims which relate to, arise from, or are in any manner connected to: (i) the FFA; (ii) the LOE; (iii) the Warrants; (iv) the CNA; (v) the CA; or (vi) any claimed commissions, finder's fees or other monetary consideration, whether accrued or not.

      B. Conditioned upon return of the Warrants as set forth in Section 2 hereof and the termination of all prior agreements and understandings as set forth in Section 4 hereof, the Company, on behalf of itself and its affiliates, subsidiaries, officers, directors, agents, representatives, successors and assigns, hereby releases and forever discharges Trilogy and its past and present affiliates, subsidiaries, officers, directors, agents, successors and assigns (the "Company Released Parties"), from any and all claims, demands, obligations,


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losses,  causes of action, costs,  expenses,  attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which the Company has, had, or claims to have against Trilogy, including but not limited to any and all claims which relate to, arise from, or are in any manner connected to:
(i) the FFA; (ii) the LOE; (iii) the Warrants; (iv) the CNA; (v) the CA; or (vi) any claimed commissions, finder's fees or other monetary consideration, whether accrued or not.

4. Termination of Agreements. The parties hereto agree and confirm that, except for this Settlement Agreement, any and all agreements and understandings, written or oral, including but not limited to the CNA, the FFA, the LOE, the CA, and the Warrants and the terms, conditions and obligations thereunder, are hereby terminated and are of no further force and effect. All parties hereto agree that all of the terms, conditions and obligations, including those that are expressly agreed to survive termination in each of the agreements or understandings, will in fact be terminated, and that this Settlement Agreement supersedes any and all of the terms of the aforementioned agreements and understandings. The parties expressly agree that the Fee Period as defined in the FFA shall terminate as of the Effective Date of this Settlement Agreement and Trilogy acknowledges that it is not entitled to any finder's fee based on any past, present or future introduction which, this Settlement Agreement notwithstanding, would have been a Qualified Introduction, as that term was defined in the FFA. The parties expressly release each other from any continuing rights, duties and/or obligations under any agreements and Trilogy, together with its agents and representatives, shall make no further claim for any compensation.

5. Waiver of California Civil Code ss.1542 and New York counterpart, if any. Each party knowingly and intentionally waives any protection afforded to them by California Civil Code ss.1542 with respect to the release under Section 3 of this Settlement Agreement, which provides:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each party further waives any protection under any New York counterpart to California Civil Code ss.1542. Each party agrees that this Settlement Agreement is intended to cover all claims or possible claims arising out of or related to those matters referenced or impliedly covered in the general release referenced above, whether the same are known, unknown or hereafter discovered or ascertained, and the provisions of ss.1542 of the California Civil Code and the New York counterpart (if any) are hereby expressly waived. The parties hereto expressly acknowledge that they have been advised by their counsel of the contents and effect of such provisions, and with such knowledge they hereby expressly waive whatever benefits they may have pursuant to such provisions.

6. Covenant Not to Sue. Each party covenants and agrees that it will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise, against the other party, its affiliates, officers or directors, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to Section 3 of this Settlement Agreement.


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7.    Proprietary  Information  Obligations.  Both parties will refrain from any use or disclosure of the other party's proprietary or confidential information or materials, unless such use is authorized in writing by an appropriate officer of the disclosing party.

8. Confidentiality. The provisions of this Settlement Agreement will be held in strictest confidence by Trilogy and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) the parties may disclose this Settlement Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) the Company may disclose this Settlement Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (c) the parties may disclose this Settlement Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

9. Nondisparagement. The Company agrees not to disparage Trilogy or Trilogy's officers, directors, employees, shareholders and agents, and Trilogy agrees not to disparage the Company or the Company's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to the Parties or their businesses, business reputations or personal reputations; provided that Trilogy and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

10. Return of Company Property. Within five (5) days after the Effective Date, Trilogy agrees to return to the Company all Company documents (and all copies thereof) and other Company property that Trilogy has had in its possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof), together with any derivative documents created by Trilogy, its subcontractors or affiliates; provided that Trilogy may retain one copy of any and all such documents that it prepared, reviewed or utilized in the performance of its services under the LOE, provided that Trilogy shall keep all such documents confidential to the extent that they contain confidential or proprietary information of the Company.

11. Agreement Not an Admission of Liability. The parties hereto agree and acknowledge that this Settlement Agreement is a compromise settlement of each party's disputed claims, and that the sums and covenants given in consideration of this Settlement Agreement, as well as the execution of this Settlement Agreement, shall not be construed to be an admission of liability on the part of any party with respect to the disputed matters set forth above.

12. Entire Agreement. This Settlement Agreement represents and contains the entire agreement and understanding between the parties hereto and supersedes any and all prior oral and written agreements and understandings. No representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter hereof, shall be relied upon by the parties except those


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contained  herein.  This  Settlement  Agreement  may not be amended or  modified except by an agreement signed by the party against whom enforcement of any modification or amendment is sought.

13. Advice of Counsel. In entering into this Settlement Agreement, the parties each acknowledge and represent that they have sought and obtained the legal advice of their attorneys, who are the attorneys of their own choice. They further represent that the terms of this Settlement Agreement have been completely read by them, and that those terms are fully understood and voluntarily accepted by them.

14. Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

15. No Assignment. The parties each represent and warrant to one another that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand covered by this Settlement Agreement. Trilogy expressly represents and warrants that it has not pledged, encumbered, sold, assigned, transferred, conveyed or otherwise disposed of any of the Warrants.

16. Heirs, Successors and Assigns. This Settlement Agreement shall be binding upon and inure to the benefit of the parties' respective legal heirs, successors and assigns.

17. Severability. Should any portion (word, clause, phrase, sentence, paragraph or section) of this Settlement Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

19. Attorneys Fees. If any action or proceeding is brought to enforce or interpret any provision of this Settlement Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys' fees to be fixed by the court. The prevailing party is the party who is entitled to recover the costs of its action or proceeding, whether or not such action or proceeding proceeds to final judgment. A party not entitled to recover its costs of suit may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

20. Judicial Interpretation. Should any provision of this Agreement or any of the representations made herein require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof or thereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law provisions and any applicable laws of the United States.


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      IN WITNESS WHEREOF, the parties have executed this Settlement Agreement by their duly authorized representatives, to be effective as of the date first written above.

TRILOGY CAPITAL PARTNERS, INC.              ADVANCED BIOPHOTONICS INC.

By: /s/Paul Karon                        By: /s/Denis A. O'Connor
    --------------------------               -------------------------
Name:  Paul Karon                        Name:  Denis A. O'Connor
Title: President                         Title: President and CEO